UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported): July 27, 2015

Entia Biosciences, Inc.
 (Exact name of registrant as specified in charter)

Commission File Number:  000-52864

Nevada	26-0561199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13565 SW Tualatin-Sherwood Rd. #800 Sherwood, OR 97140	98648
(Address of principal executive offices)	(Zip Code)

(503) 334-3575
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 2.01                      Completion of Acquisition or Disposition of Assets

Between May 11, 2015 and July 29, 2015, five holders of promissory notes of Entia Biosciences, Inc. converted the principal and accrued interest of their notes, in the aggregate amount of $222,250 into 2,222,500 units, with each unit consisting of one share of common stock, one three year Warrant A to purchase one share of common stock at an exercise price of $0.125 per share and one three year Warrant B to purchase one share of common stock at an exercise price of $0.15 per share.  The purchase price per unit was $0.10.  The five converting noteholders were Walter Bowen, Terence Sedgwick, Thomas Lark, and Samuel Seelig.

On July 29, 2015, Entia Biosciences, Inc., completed a private placement of units, with each unit consisting of one share of common stock, one three year Warrant A to purchase one share of common stock at an exercise price of $0.125 per share and one three year Warrant B to purchase one share of common stock at an exercise price of $0.15 per share.  The purchase price per unit was $0.10.  Entia issued an aggregate of 4.75 million units to 16 accredited investors for gross proceeds of $475,000.  Both the Warrant A and Warrant B have cashless exercise provisions.

Item 3.02                      Unregistered Sale of Equity Securities.

The common stock and the shares of common stock underlying the units in the note conversions described in Item 2.01 above were not registered, but the issuance of the shares and warrants were exempt from registration based on Section 4(2) under the Securities Act of 1933, as amended

The common stock and the shares of common stock underlying the units in the private placement described in Item 2.01 above were not registered, but the issuance of the shares and warrants were exempt from registration based on Rule 506(b) of Regulation D under the Securities Act of 1933, as amended.

Item 9.01.                      Exhibits.  Financial Statements and Exhibits

(c)	Exhibits
None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTIA BIOSCIENCES, INC. (Registrant)

Date: August 12, 2015	By:	/s/ Marvin S. Hausman, M.D.
Marvin S. Hausman, M.D. President and CEO